Exhibit 10.1

MANPOWERGROUP INC.

Annual Incentive Plan

Exhibit 10.1

MANPOWERGROUP INC.
ANNUAL INCENTIVE PLAN

Table of Contents

PAGE
ARTICLE I General Provisions    1
Section 1.    Overview of the Plan    1
Section 2.    Definitions    1
Section 3.    Plan Administration    3
Section 4.    Eligibility and Participation Guidelines    3
ARTICLE II Financial Goals    3
Section 1.    Performance Measures    3
Section 2.    Performance Goals    5
Section 3.    Award Opportunities    5
Section 4.    Calculation of Awards    6
Section 5.    Distribution of Awards    6
ARTICLE III Operating Objectives    7
Section 1.    Objectives and Award Opportunities    7
Section 2.    Determination of Awards    7
Section 3.    Distribution of Awards    7
ARTICLE IV Miscellaneous Provisions    7
Section 1.    Maximum Bonus Amount    7
Section 2.    Termination of Employment    7
Section 3.    Forfeiture of Amounts Paid under the Plan    8
Section 4.    No Guarantee of Employment    8
Section 5.    Withholding Taxes    8
Section 6.    Amendment and Discontinuance of the Plan    8
Section 7.    Effective Date    8

Exhibit 10.1

MANPOWERGROUP INC.
ANNUAL INCENTIVE PLAN
Article I
General Provisions
Section 1.    Overview of the Plan
One of the elements of the compensation program for the Company’s executives is an annual incentive award paid in cash. The purpose of this Plan is to facilitate implementation of this element for certain of these executives, as designated by the Committee or by the CEO (referred to below as “Participants”).
Under the Plan, annual incentives are based on attainment of certain financial or other operating goals established for each Participant. The financial goals (referred to below as “Performance Measures”), which vary among Participants, include earnings per share, return on invested capital, adjusted operating unit profit, gross profit, expenses as a percent of gross profit and/or any other financial goals as determined by the Committee or the CEO. At the beginning of each Plan Year, the financial goals for the year are established for Participants by the Committee or by the CEO. Bonus amounts may be earned by Participants for the year based on the Company’s attainment of these goals.
The Plan also includes an operating performance component under which annual bonus amounts may be earned based on a Participant’s achievement, as determined by the Committee or the CEO, of certain operating objectives established at the beginning of the year. The operating performance component allows the Company to recognize performance by Participants that may not be reflected in financial metrics.
The Plan provides for cash awards to be determined shortly after the end of each Plan Year based on achievement of the goals established at the beginning of the year. In connection with the establishment of the goals, each Participant is assigned threshold, target and outstanding bonus opportunity levels.
Section 2.    Definitions
As used herein, the following terms shall have the following meanings:

(a)	Adjusted Operating Unit Profit — as defined in Section 1 of Article II.

(b)
Administrator – shall mean the Committee with respect to Awards under the Plan to executive officers of the Company and the CEO with respect to Awards to Participants who are not executive officers of the Company.

(c)	Award — any bonus opportunity awarded under the Plan.

(d)	Affiliate – any subsidiary or other entity that is controlled (directly or indirectly) by the Company.

(e)	CEO – will mean the Company’s Chief Executive Officer.

(f)	Committee — the Executive Compensation and Human Resources Committee of the Board of Directors of the Company.

(g)	Code — the Internal Revenue Code of 1986, as it may be amended from time to time, and any proposed, temporary or final Treasury Regulations promulgated thereunder.

(h)	Company — ManpowerGroup Inc., a Wisconsin corporation.

(i)	Consolidated ManpowerGroup — the Company and its direct and indirect subsidiaries.

(j)	Disability – permanent and total disability, as defined in the Company’s long-term disability plan, or if no such plan is in effect, as defined in Code Section 22(e)(3).

(k)	EPS — as defined in Section 1 of Article II.

(l)	Expenses as a Percent of Gross Profit — as defined in Section 1 of Article II.

(m)	Gross Profit – as defined in Section 1 of Article II.

(n)	Participant – any Company or Affiliate employee who is designated by the Committee or the CEO to participate in the Plan.

(o)	Performance Measures – the financial measures described in Section 1 of Article II.

(p)	Plan — the ManpowerGroup Inc. Annual Incentive Plan.

(q)	Plan Year — each yearly period commencing on January 1st of each year during the term of the Plan.

(r)	Retirement – a termination of employment on or after a Participant has attained age 55 and has completed 10 years of Service.

(s)	Return on Invested Capital – as defined in Section 1 of Article II.

(t)
Service – as to each Participant, the period beginning on the date he or she first becomes an employee of the Company or Affiliate and ending on the date he or she ceases to be an employee of the Company or Affiliate.

Section 3.    Plan Administration
The Administrator shall administer the Plan. The Administrator is authorized to interpret the Plan, to adopt such rules and regulations, as it may from time to time deem necessary for the effective operation of the Plan, and to act upon all matters relating to the granting of Awards under the Plan. Any determination, interpretation, construction or other action made or taken pursuant to the provisions of the Plan by or on behalf of the Administrator shall be final, binding and conclusive for all purposes and upon all persons including, without limitation, the Participants and their respective successors in interest.
Section 4.    Eligibility and Participation Guidelines

(a)	Criteria for participation in the Plan:
In selecting Participants, the Committee or the CEO, as the case may be, shall take into account the degree to which the proposed Participant can have an impact on the short-term and long-term operating performance and growth of the Company and such other criteria as it deems relevant.

(b)	Renewal of participation:
The Committee or the CEO, as the case may be, reserves the right to remove any Participant from the Plan at any time. Plan participation in one year does not guarantee participation in subsequent Plan Years.
ARTICLE II
Financial Goals
Section 1.    Performance Measures
The following financial goals may be used as Performance Measures under this Plan and, except as otherwise provided by the Administrator, shall be measured according to the terms set forth below in this Section 1 of Article II. The Administrator may apply the Performance Measures on an absolute or relative basis, may value the Performance Measures below on a growth or fixed basis, and/or may apply the Performance Measures on a Company-wide or business segment basis. The Administrator may also provide for reasonable adjustments in calculating the Performance Measures and may include or exclude items, including but not limited to: extraordinary items; gains or losses on the sale of assets, changes in accounting principles or the application thereof, regulatory changes, currency fluctuations, acquisitions, divestitures, necessary financing activities, recapitalizations, including stock splits and dividends, expenses for restructuring activities, and other non-operating items.

(a)	EPS is net earnings per share — diluted, including net earnings from continuing and discontinued operations, but excluding the impact of currency, any cumulative effects of changes in accounting principles, extraordinary items, goodwill impairment, and the benefit of current year share repurchases in excess of dilution.

(b)	Return on Invested Capital is net operating profit after taxes divided by average capital.

(1)
Net operating profit after taxes is defined as earnings before income taxes plus net interest expense and goodwill impairment (including the results of continuing and discontinued operations) minus taxes, excluding the impact of currency.

(2)	Taxes are calculated as net operating profit multiplied by the effective tax rate.

(3)	Average capital is the average monthly ending balance of capital employed (total shareholders’ equity plus total debt less cash) plus or minus capital adjustments.

(4)	Capital adjustments are:

●	to increase capital for accumulated intangible amortization

•	those adjustments required to exclude the effect of foreign exchange rate fluctuations on the above capital employed items, as reflected in the adjusted capital employed report,

●	those adjustments required to exclude the effect of goodwill impairment,

●	those adjustments required to exclude the effect of any other items recorded in other comprehensive income, and

●
for any acquisitions having a total purchase price of more than $3 million, an adjustment to defer and ratably phase in the impact of the purchase price increasing capital employed over the 36-month period following the date of closing.

(c)	Adjusted Operating Unit Profit (AOUP) is operating unit profit less a cost of net capital.

(1)
Operating unit profit (OUP) is equal to revenues less direct costs and branch and national headquarters operating costs translated into US Dollars in constant currency. It includes the results of continuing and discontinued operations but excludes the impact of currency.

(2)
Cost of net capital is defined as average net capital multiplied by 12%. Average net capital equals trade accounts receivable less allowance for doubtful accounts, certain managed service provider payables and deferred revenue, calculated based on the average of the monthly ending balances, with each country translated into US Dollars using the same exchange rates as used for OUP.

(d)
Expenses as a Percent of Gross Profit is equal to selling, general and administrative expenses (or personnel costs) divided by gross profit, with each country translated into US Dollars in constant currency. It includes the results of continuing and discontinued operations.

(e)	Gross Profit is the gross profit for the period translated into US Dollars in constant currency. It includes the gross profit from continuing and discontinued operations.

(f)
Other - The Administrator may use any other financial goals as Performance Measures under this Plan, as determined in its discretion, measured in the manner determined by the Administrator at the time it sets the goals for the Plan Year under this Article II.

Section 2.    Performance Goals
No later than 90 days after the beginning of any Plan Year, the Administrator shall set such financial goals for the year as it deems appropriate based on the Performance Measures it chooses to use for a Participant from Section 1 of this Article II. Generally, the Administrator shall not change such financial goals more than 90 days after the beginning of the Plan Year, except as determined to be necessary by the Administrator to reflect extraordinary events or circumstances that impact such financial goals.

(a)
Threshold goal — The minimum level of performance for which a bonus amount will be earned will be established as the threshold goal. Achieving the threshold goal will yield the threshold opportunity level.

(b)	Target goal — The expected level of performance will be established as the target goal. Achieving the target goal will yield the target opportunity level.

(c)	Outstanding goal — An outstanding level of performance will be established as the outstanding goal. Achieving the outstanding goal will yield the outstanding opportunity level.
Section 3.    Award Opportunities
At the time the performance goals are established, the Administrator shall set the bonus opportunities corresponding to each of the Performance Measure goals it has set for each Participant for the Plan Year.

(a)	Target opportunity will equal a dollar amount determined by the Administrator.

(b)	Threshold opportunity will equal a dollar amount, which will be less than the target opportunity, determined by the Administrator.

(c)	Outstanding opportunity will equal a dollar amount, which will be greater than the target opportunity, determined by the Administrator.
Section 4.    Calculation of Awards
The bonus amounts under this Article II for each Plan Year will be determined based on actual performance relative to the pre-established financial goals. Except as otherwise provided above or as otherwise provided by the Administrator, the results of any Performance Measures for the year shall be calculated based on the financial records supporting the audited consolidated financial statements of the Company and its subsidiaries.
Actual performance at the target goal will result in 100% of the target opportunity.
Except as otherwise determined by the Administrator at the beginning of the Plan Year, performance between the target goal and outstanding goal will result in a payout that is linearly interpolated between the target and outstanding opportunities. The amount of the bonus amounts under this Article II shall be capped, and therefore performance in excess of the outstanding goal will result in the outstanding opportunity.
Except as otherwise determined by the Administrator at the beginning of the Plan Year, performance between the threshold goal and target goal will result in a payout that is linearly interpolated between the threshold and target opportunities. Performance that is below the threshold goal will result in no bonus amount.
Notwithstanding the foregoing, the Administrator may in its discretion adjust the amount of any bonus otherwise determined under the foregoing criteria to reflect any extraordinary items, or such other items or factors as it may deem relevant.
Section 5.    Distribution of Awards
The annual bonus amounts earned for the Plan Year under this Article II shall be distributed in cash as soon as possible after the amounts have been determined, between January 1 and March 15 of the Company’s fiscal year following the Plan Year during which the amounts were earned.
Participants may elect to defer a portion of any annual bonus amounts under this Article II in accordance with the terms of the Company’s Nonqualified Savings Plan.

ARTICLE III
Operating Objectives
Section 1.    Objectives and Award Opportunities
No later than 90 days after the beginning of any Plan Year, the Administrator may establish operating objectives for the year for a Participant and bonus opportunities for the Participant for achievement of such objectives, provided however, that the Administrator shall be permitted to delegate the setting of such objectives to the Company employee to whom the Participant reports (directly or indirectly). In establishing the bonus opportunities, the Administrator will set threshold, target and outstanding opportunities expressed as a percent of base salary. Generally, the Administrator shall not change such operating objectives later than 90 days after the beginning of the Plan Year, except as determined to be necessary by the Administrator to reflect extraordinary events or circumstances that impact such operating objectives.
Section 2.    Determination of Awards
Following the close of the Plan Year, the Administrator (or its delegate, where applicable) shall determine whether a bonus amount has been earned under this Article III, and if so the level of such bonus amount, based on its assessment of the Participant’s performance in achieving the pre-established operating objectives. Such bonus amounts may range from zero to the pre-established outstanding opportunity.
Section 3.    Distribution of Awards
The annual bonus amounts earned for the Plan Year under this Article III shall be distributed in cash as soon as possible after the amounts have been determined, between January 1 and March 15 of the Company’s fiscal year following the Plan Year during which the amounts were earned.
Participants may elect to defer a portion of any annual bonus amounts under this Article III in accordance with the terms of the Company’s Nonqualified Savings Plan.
ARTICLE IV
Miscellaneous Provisions
Section 1.    Maximum Bonus Amount
Notwithstanding any other provision of this Plan to the contrary, the maximum bonus amount any Participant will be entitled to receive for any Plan Year under this Plan is $5,000,000.

Section 2.    Termination of Employment

(a)
Except as the relevant parties may otherwise agree or except as provided in paragraph (b) below, if a Participant’s employment terminates, the Participant will forfeit all rights to any bonus amounts under this Plan for the year in which the termination occurs.

(b)
Except as the relevant parties may otherwise agree, if a Participant’s employment terminates by reason of the Participant’s Disability or death or Retirement, the Participant will be entitled to receive, for the year in which termination occurs, the bonus amounts otherwise determined under Articles II and III of the Plan, but prorated for the actual number of days the Participant was employed by the Consolidated ManpowerGroup during the year.

Section 3.    Forfeiture of Amounts Paid under the Plan
The Company shall have the right to require any Participant to forfeit and return to the Company any amounts paid to the Participant pursuant to this Plan consistent with any recoupment policy maintained by the Company under Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of any Securities and Exchange Commission Rule, as such policy is amended from time to time.

Section 4.    No Guarantee of Employment
Participation in the Plan shall not give any Participant any right to be retained in the employment of the Consolidated ManpowerGroup. This Plan shall not affect any right of the Company to terminate, with or without cause, any Participant’s employment at any time.
Section 5.    Withholding Taxes
The Company shall have the right to withhold from any compensation payable to a Participant, or to cause the Participant (or the executor or administrator of his or her estate or his or her distributee) to make payment of, any federal, state, local, or foreign taxes required to be withheld with respect to the distribution of any Awards.
Section 6.    Amendment and Discontinuance of the Plan
The Committee may amend, alter, suspend or discontinue the Plan, as it shall from time to time consider desirable. No such action shall adversely affect the rights of any Participant under the Plan as of the time of such action without the consent of the Participant.
Section 7.    Effective Date
The Plan will be effective for Awards beginning with the 2018 Plan Year.